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                                                                   EXHIBIT 23(a)




                          INDEPENDENT AUDITORS' CONSENT






The Board of Directors
United Carolina Bancshares Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 of United Carolina Bancshares Corporation (the "Corporation") relating to the Stock Option Policy for Non-Employee Directors of Triad Bank, as assumed by United Carolina Bancshares Corporation, of our report dated January 17, 1996, relating to the consolidated balance sheets of United Carolina Bancshares Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of United Carolina Bancshares Corporation. Our report dated January 17, 1996, refers to the fact that on December 31, 1993, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and on January 1, 1993, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Our report also refers to the fact that on January 1, 1994, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits."



                            S/ KPMG Peat Marwick LLP

                              KPMG Peat Marwick LLP

Raleigh, North Carolina
April 29, 1996